EXHIBIT 10.83









                           PRODUCTION SHARING CONTRACT

                                     BETWEEN

                        THE REPUBLIC OF EQUATORIAL GUINEA

                                       AND

                         TRITON EQUATORIAL GUINEA, INC.

                                   FOR BLOCK F











                                TABLE OF CONTENTS
                                -----------------

          PAGE
SECTION  I           SCOPE  AND  DEFINITIONS                                   1

SECTION  II          TERM,  TERMINATION,  AND  CANCELLATION                    5

SECTION  III         SURRENDER  OF  AREAS                                      9

SECTION  IV          WORK  PROGRAM  AND  EXPENDITURES                         10

SECTION  V           CONDUCT OF PETROLEUM OPERATIONS  BY  CONTRACTOR          13

SECTION  VI          RIGHTS  AND OBLIGATIONS OF THE PARTIES, DETERMINATION
                     OF PRODUCTION LEVELS                                     15

SECTION  VII  -      RECOVERY OF PETROLEUM OPERATING COSTS, SHARING OF
                     PRODUCTION,  AND  DISTRIBUTION  OF  PRODUCTION           19

SECTION  VIII        VALUATION  OF  CRUDE  OIL                                23

SECTION  IX          BONUSES  AND  SURFACE  RENTALS                           25

SECTION  X           PAYMENTS                                                 26

SECTION  XI          TITLE  TO  EQUIPMENT                                     26

SECTION  XII         UNITIZATION                                              26

SECTION  XIII        CONSULTATION  AND  ARBITRATION                           27

SECTION  XIV         BOOKS  AND  ACCOUNTS  AND  AUDITS                        28

SECTION  XV          ADDITIONAL  PROVISIONS                                   30

SECTION  XVI         LAWS  AND  REGULATIONS                                   30

SECTION  XVII        FORCE  MAJEURE                                           30

SECTION  XVIII       TEXT                                                     31

SECTION  XIX         EFFECTIVENESS                                            31

ANNEX  "A"           MAP  OF  CONTRACT  AREA

ANNEX  "B"           CONTRACT  AREA  COORDINATES

ANNEX  "C"           ACCOUNTING  PROCEDURE

ANNEX  "D"          LETTER OF PERFORMANCE GUARANTY BY PARENT FOR CONTRACT
                    AREA F, THE REPUBLIC  OF  EQUATORIAL  GUINEA

ANNEX  "E"          COORDINATES  FOR  THE  200M  ISOBATH





                           PRODUCTION SHARING CONTRACT

                                     BETWEEN

                        THE REPUBLIC OF EQUATORIAL GUINEA

                                       AND

                         TRITON EQUATORIAL GUINEA, INC.

                                   FOR BLOCK F

     THIS CONTRACT, made and entered into on this ___th day of March, 199_ by and between the REPUBLIC OF EQUATORIAL GUINEA (hereinafter referred to as the "STATE"), represented for purposes of this Contract by the MINISTRY OF MINES AND ENERGY of the REPUBLIC OF EQUATORIAL GUINEA (hereinafter referred to as the "MINISTRY"), and TRITON EQUATORIAL GUINEA, INC., a corporation organized and existing under the laws of the Cayman Islands (hereinafter referred to as "CONTRACTOR"), represented for purposes of this Contract by Thomas F. Finck, its President. STATE and CONTRACTOR hereinafter are referred to either individually as "Party" or collectively as "Parties."

                              W I T N E S S E T H:

     WHEREAS, all Hydrocarbons existing within the territory of the Republic of Equatorial Guinea, including adjacent submerged lands, are national resources owned by the Republic of Equatorial Guinea; and

     WHEREAS, the STATE wishes to promote the development of hydrocarbon deposits in and throughout the Contract Area and CONTRACTOR desires to join and assist the STATE in accelerating the exploration and development of the potential resources within the Contract Area; and

     WHEREAS, CONTRACTOR, has the financial ability, technical competence and professional skills necessary to carry out the Petroleum Operations hereinafter described; and

     WHEREAS, in accordance with the Hydrocarbons Law of the Republic of Equatorial Guinea, agreements in the form of Production Sharing Contracts may be entered into between the STATE and foreign investors;

     THEREFORE, in consideration of the undertakings and covenants herein contained, the Parties hereby agree as follows:

I.   SCOPE  AND  DEFINITIONS
     -----------------------

     1.1  Scope
          -----

This Contract is a Production Sharing Contract. In accordance with the provisions herein contained, the MINISTRY shall be responsible for the supervision of the Petroleum Operations contemplated in this Contract.



CONTRACTOR  shall:
----------

(a)     be  responsible  to  the  STATE  for  the  execution  of  the  Petroleum
Operations in accordance with the provisions of this Contract, and is hereby appointed and constituted the exclusive company to conduct Petroleum Operations in the Contract Area for the term hereof;

(b) provide all necessary capital, machinery, equipment, technology and personnel necessary for the efficient conduct of Petroleum Operations;

(c) bear the risk of Petroleum Operations Expenditures required in carrying out Petroleum Operations and shall therefore have an economic interest in the rapid development of any commercial hydrocarbon deposits in the Contract Area. Such costs shall be included in Petroleum Expenditures as recoverable or not recoverable as provided in Section VII and Annex "C" of this Contract.

During the term of this Contract, the total production achieved in the conduct of the Petroleum Operations shall be divided between the Parties in accordance with the provisions of Section VII of this Contract.

     1.2          DEFINITIONS

In this Contract, words importing the singular include the plural and vice versa, and except where the context otherwise indicates, shall have the meanings set forth in this Section. Words that are not defined herein, but are defined in the Hydrocarbons Law, shall have the meanings set forth in the Hydrocarbons Law.

(a)     Person  means  any  individual, corporation, partnership, joint venture,
        ------
association, trust, estate, unincorporated organization of government or any agency or political subdivision thereof.

(b)     Affiliated  Company or Affiliate of any specified Person means any other
        --------------------------------
Person directly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct, administer and dictate policies of such Person, through the ownership of fifty percent (50%) or more of such Person's voting rights; and the terms "control" and "controlled" have meanings correlative to the foregoing.

(c)     Crude  Oil  -  means  Hydrocarbons which are produced at the wellhead in
        ----------
liquid state at atmospheric pressure and asphalt and ozokerites and the liquid Hydrocarbons known as condensate obtained from Natural Gas by condensation or extraction by means of field separation units.

(d)     Natural  Gas  - means all Hydrocarbons that at atmospheric conditions of
        ------------
temperature and pressure are in a gaseous state. Included in this definition are wet mineral gas, dry mineral gas, wet gas and residue gas remaining after the extraction processing or separation of liquid Hydrocarbons from wet gas.

(e)     Exploration  Operations  means  works  to  include  without  limitation
        -----------------------
geological studies; geophysical studies; aerial mapping; investigations relating to the subsurface geology; stratigraphic test drilling; exploratory and appraisal wells; and related activities such as drillsite preparation, surveying, and all work necessarily connected therewith, that is conducted in connection with exploration for and commercial assessment of Crude Oil and/or Natural Gas.

(f)     Development  and  Production  Operations means all operations other than
        ----------------------------------------
Exploration Operations, including those to facilitate extraction, production, local transportation and storage of Crude Oil and Natural Gas produced as part of the offshore operations.

(g)     Petroleum  Operations  means  all Exploration Operations and Development
        ---------------------
and  Production  Operations.

(h)     Exploration  Expenditures  means  direct  expenditures  on  Exploration
        -------------------------
Operations and overhead expenses made in connection with exploration and commercial assessment within the Contract Area. These expenditures shall be determined in accordance with the Accounting Procedure attached hereto as Annex "C," but expenditures made within the area of a Field after Commercial Discovery has been declared shall be excluded.

(i)     Development  and  Production  Expenditures  means direct expenditures on
        ------------------------------------------
Development and Production Operations and general expenses made in connection with the development of a Field, excluding expenditures made within the area of a Field before Commercial Discovery has been declared. These expenditures shall be determined in accordance with the Accounting Procedure attached hereto as Annex "C."

(j)     Petroleum  Operations  Expenditures  means  expenditures  made  and
        -----------------------------------
obligations  incurred in carrying out Petroleum Operations hereunder, determined
        --
in accordance with the Accounting Procedure attached hereto as Annex "C" and made a part hereof.

(k)     Barrel  means  a  quantity or unit of Crude Oil equal to 158.9874 liters
        ------
(forty-two  (42)  United  States  gallons)  at  a  temperature  of 15.56 degrees
Centigrade  (sixty  (60)  degrees  Fahrenheit) under one atmosphere of pressure.

(l)     Field  means  an  area  within  the  Contract  Area,  as  determined  in
        -----
accordance  with  Section  2.6.

(m)     Well  means  any  opening  in the ground or seabed made or being made by
        ----
drilling or boring, or in any other manner, for the purpose of discovering, and delineating and/or producing Crude Oil or Natural Gas, or for the injection of any fluid into an underground deposit, other than a seismic hole or a structure test hole or stratigraphic test hole.

(n)     Commercial  Discovery  means  a  discovery  of Hydrocarbons that, in the
        ---------------------
judgment of CONTRACTOR, can be produced commercially, based on its consideration of all pertinent operating and financial data.

(o)     Work  Program means an itemized statement of the Petroleum Operations to
        -------------
be  carried  out  in  the  Contract  Area  as  set  forth  in  Section  IV.

(p)     Budget  of  Petroleum  Operations Expenditures means the estimate of the
        ----------------------------------------------
costs  of  all  items  included  in  the  Work  Program.

(q)     Calendar  Year  or Years means a period of twelve (12) months commencing
        ------------------------
January 1 and ending on the following December 31, according to the Gregorian Calendar.

(r)     Contract Year means a period of twelve (12) consecutive months according
        -------------
to the Gregorian Calendar, starting from the Effective Date of this Contract or from the anniversary of such Effective Date.

(s)     Gross  Receipts  means  the  sum  of all sales proceeds and the monetary
        ---------------
equivalent value of other Hydrocarbons dispositions from the Contract Area in any given calendar year.

(t)     Income  Tax  means the tax levied on CONTRACTOR's net income pursuant to
        -----------
the  Tax  Law  of  the  Republic  of  Equatorial  Guinea.

(u)     Calendar  Quarter  means  a  period  of  three  (3)  consecutive  months
        -----------------
beginning January 1, April 1, July 1 or October 1 and ending March 31, June 30, September 30 or December 31, respectively.

(v)     Effective  Date means the approval date of this Contract by the STATE in
        ---------------
accordance with the provisions of the Hydrocarbons Law as evidenced by publication of this Contract in the Official Bulletin of the Republic of Equatorial Guinea or in the national information media (whichever publication occurs first), after approval of this Contract by the Supreme Court of Justice of the Republic of Equatorial Guinea and ratification by the President of the Republic of Equatorial Guinea.

(w)     Foreign  Exchange  means  currency  acceptable to the Parties other than
        -----------------
that  of  the  Republic  of  Equatorial  Guinea.

(x)     Hydrocarbons Law means Decree-Law No. 7/1981 of 16 June, as amended.
        ----------------

(y)     Contract  Area  means  the  geographic  territory  of  the  Republic  of
        --------------
Equatorial Guinea the subject of this Contract. Such Contract Area is described in Annex "B" and delineated in Annex "A" attached hereto and incorporated herein.

(z)     Royalty means for each Field, the percentages listed below corresponding
        -------
to the cumulative production of all the Crude Oil produced, saved and sold from the said Field and not otherwise utilized in Petroleum Operations:

                 CUMULATIVE FIELD PRODUCTION             ROYALTY
                                                         -------
              The  first  100  million  barrels            10%

             Greater than 100 million barrels to 300
             million barrels                               12.5%

             Greater  than  300  million  barrels          15%



and ten percent (10%) of all the Natural Gas produced, saved and sold from the Contract Area and not otherwise utilized in Petroleum Operations.

(ab)     Maximum  Efficient  Rate  means  the  maximum  rate  of  Hydrocarbons
         ------------------------
production in a Field, without excessive decline or loss of reservoir pressure, and in accordance with the norms and practices of the petroleum industry and
Section  6.3  of  this  Contract.

(ab)     Semester,  as used in Section 7.8 means a period of six (6) consecutive
         --------
months, commencing the first of January and the first of July of each Calendar Year.

(ac)     Hydrocarbons  means  all natural, organic substances composed of CARBON
         ------------
and HYDROGEN including crude oil and natural gas and all other mineral substances, products, subproducts and by-products encountered in association therewith.

(ad)     Area  of  Provisional  Discovery  is  defined  in  Section  2.4
         --------------------------------

(ae)     Tax  Law means Decree Law No. 1/1986 of February 10, of the Republic of
         --------
Equatorial  Guinea,  as  amended  prior  to  the  Effective  Date.

(af)     Exploration  Well means a Well that is not a development, evaluation or
         -----------------
injection well, and its only objective is to determine the existence of Hydrocarbons in a structure.

(ag)     Evaluation  Well  means  a  Well  drilled  following  a  discovery  of
         ----------------
Hydrocarbons to delineate and locate the reservoir and to estimate the quantity of recoverable Hydrocarbons.

II.          TERM,  TERMINATION,  AND  CANCELLATION
             --------------------------------------

2.1 CONTRACTOR is authorized to conduct Exploration Operations during an initial exploration period of five (5) years, starting from the Effective Date. When CONTRACTOR has fulfilled its obligations hereunder for the initial exploration period, then upon application of CONTRACTOR made not later than ninety (90) calendar days prior to the fifth, sixth, and seventh anniversary of the Effective Date, as the case may be, the MINISTRY shall extend the period when Petroleum Operations may be conducted as follows:

(a) after the fifth (5th) Contract Year for an additional period of one (1) Contract Year during which year CONTRACTOR shall drill in areas covered by waters less than two hundred (200) meters deep at least one (1) Exploration Well;

(b) after the sixth (6th) Contract Year for an additional period of one (1) Contract Year during which year CONTRACTOR shall drill in areas covered by waters less than two hundred (200) meters deep at least one (1) Exploration Well;

(c) if after the fifth (5th) Contract Year CONTRACTOR commits to drill at least one (1) Exploration Well in an area covered by water deeper than two hundred (200) meters, for an additional period of two (2) Contract Years; and

(d) if during the seventh (7th) Contract Year CONTRACTOR encounters a show of Hydrocarbons that CONTRACTOR believes is sufficient to warrant further evaluation drilling, for a period of one (1) Contract Year during which year CONTRACTOR shall drill one (1) Evaluation Well in an area designated by mutual agreement of MINISTRY and CONTRACTOR.

2.2 Notwithstanding anything contained herein, CONTRACTOR, at its sole discretion, after fulfilling its minimum Work Program for the first two (2) Contract Years pursuant to 4.3(a), may terminate this Contract in its entirety without further obligation except with respect to any obligation under this Contract due and owing at the time of said termination. Furthermore, CONTRACTOR shall have the option to extend the exploration period and to conduct Petroleum Operations beyond the first two (2) Contract Years as indicated below:

(a) After the second Contract Year, CONTRACTOR may elect to continue this Contract for an additional period of one (1) year, during which year CONTRACTOR will fulfill the minimum Work Program under Section 4.3(b)(i);

(b) After the third Contract Year, CONTRACTOR may elect to continue this Contract for an additional period of one (1) year, during which year CONTRACTOR will fulfill the minimum Work Program under Section 4.3(b)(ii);

(c) After the fourth Contract Year, CONTRACTOR, may elect to continue this Contract for an additional period of one (1) year, during which year CONTRACTOR will fulfill the minimum Work Program under Section 4.3(b)(iii);

After fulfilling the minimum Work Program for each of the extension periods above, CONTRACTOR shall have the right to terminate this Contract in its entirety without further obligation except with respect to any obligations under this Contract due and owing at the time of said termination. CONTRACTOR shall make its election, if any, to extend the exploration period as provided in Sections 2.2(a), (b) and (c) above not later than ninety (90) calendar days prior to the second, third and fourth anniversary of the Effective Date, as the case may be.

2.3     If  CONTRACTOR  has  not  elected to terminate this Contract pursuant to
Section 2.2 and no Commercial Discovery has been made, and if CONTRACTOR does elect to extend the Contract beyond the fifth (5th) Contract Year pursuant to
Section 2.1, then this Contract shall terminate automatically in its entirety except with respect to Areas of Provisional Discovery, which shall remain part of the Contract Area pending final determination by the CONTRACTOR as to whether said Area of Provisional Discovery will be declared a Commercial Discovery. However, an extension of one (1) year may be granted by the MINISTRY so CONTRACTOR may finish drilling and testing any Well actually being drilled or tested at the end of the fifth (5th), sixth (6th), seventh (7th) or eight (8th) Contract Year.

2.4 Upon encountering indications of a substantial accumulation of Hydrocarbons in the Contract Area, the CONTRACTOR as soon as possible will notify the MINISTRY of this fact, indicating in the notice the particular details of the location, nature and size of the accumulation. After giving such notification to the MINISTRY, the CONTRACTOR as soon as practicable will submit to the MINISTRY a report showing the results of any preliminary production tests carried out, including, when necessary, the estimate of the oil or gas in place and the recoverable reserves of the accumulation and the approximate extension of said discovery in the Contract Area (hereinafter referred to as the "Area of Provisional Discovery"). The decision to delineate the Area of Provisional Discovery shall be at CONTRACTOR's discretion taking into account a reasonable interpretation of the data and shall be in accordance with normal petroleum industry practices.

2.5 Within each Area of Provisional Discovery CONTRACTOR shall carry out evaluation work, including, as appropriate, seismic work and drilling. As soon as possible, CONTRACTOR shall determine whether the discovery is a Commercial Discovery. Provided that if there is insufficient time to properly evaluate the discovery within the then current exploration period, upon CONTRACTOR's request, the MINISTRY shall grant CONTRACTOR a reasonable extension to fully evaluate such discovery.

2.6 When it is determined that the discovery of Hydrocarbons is a Commercial Discovery in accordance with Section 2.5, CONTRACTOR shall notify the MINISTRY, and CONTRACTOR shall submit to the MINISTRY, in writing, for its written approval, which approval will not be unreasonably withheld the following:

(a) a report including a map showing the extension of the area of Commercial Discovery within the Contract Area; the area when said report is accepted by MINISTRY will constitute a Field;

(b) a Work Program for development of the Field, including an estimate of the costs of Development and Production Expenditures necessary for the development of the Field;

(c) the estimated Maximum Efficient Rate of production (that shall be established in accordance with Section 6.3) that CONTRACTOR intends to produce the Field; and

(d) the schedule of the most accelerated program consistent with good international petroleum industry practice for implementation of CONTRACTOR's Work Program.


Any report submitted by CONTRACTOR to the MINISTRY will be deemed accepted by the MINISTRY ninety (90) calendar days after CONTRACTOR's submittal unless CONTRACTOR is notified otherwise in such time period by the MINISTRY.

2.7 This Contract will continue in existence with respect to each Field for a period of thirty (30) years with respect to Crude Oil and for forty (40) years with respect to Natural Gas starting from the date CONTRACTOR, in accordance with the provisions of Section 2.6, receives approval from the MINISTRY that the discovery of Hydrocarbons in such Field is a Commercial Discovery. In case of new Commercial Discoveries as a result of new exploratory drilling on formations that underlie or overlie each other or other deposits found within the extension of the area of the original Commercial Discovery, such formations will constitute only one Field; and the Field will be defined or redefined as may be necessary, to incorporate all of the underlying and overlying formations and all deposits located within the extension of the area of the original Commercial Discovery, and the provisions of Section 2.6 shall apply mutatis mutandis to any
                                                         ------- --------
such  new  Commercial  Discovery.

2.8 CONTRACTOR shall have the right to terminate this Contract totally or partially;

(a) with respect to any part of the Contract Area other than a Field then producing or that prior thereto had produced Crude Oil or Natural Gas upon giving ninety (90) calendar days written notice of its intention to do so; and

(b) with respect to any field then producing or that prior thereto had produced Crude Oil or Natural Gas, upon giving one hundred eighty (180) calendar days written notice of its intention to do so.

2.9 Subject to Section 2.10, the STATE shall have the right to cancel this Contract upon giving sixty (60) calendar days written notice of its intention to do so, if CONTRACTOR:

(a) fails to make any monetary payment required by law or under this Contract for a period of thirty (30) days after the due date for such payment;

(b) fails to comply with any other material obligation that it has assumed under this Contract;

(c) fails to comply with any regulations issued in accordance with this Contract by the MINISTRY, or any governmental department or agency of the Republic of Equatorial Guinea materially affecting the Petroleum Operations or the interests of the STATE referred to in this Contract;

(d) suspends its payments under this Contract, because of insolvency or makes a settlement with its creditors; or

(e) has not commenced production from a Field within the period of time specified in the development plan according to the terms and conditions specified in Section 2.5 without reasonable justification;

provided that CONTRACTOR's actions or inactions, as the case may be, have a material impact on the petroleum Operations and are not in accordance with industry standards.

2.10 If the circumstance or circumstances that would otherwise result in cancellation under Sections 2.9(a), (b), (c) or (d) are remedied by CONTRACTOR or CONTRACTOR begins to remedy the circumstance and proceeds with such remedy with due diligence within the sixty (60) calendar day period following the notice of termination as aforesaid, then such termination shall not become effective. If CONTRACTOR cannot completely rectify or remedy the cause or causes within the sixty (60) day period, the CONTRACTOR may request from the MINISTRY an extension or extensions to complete the remedies and the MINISTRY, according to the criteria generally accepted in the industry, shall not unreasonably withhold the approval of such extensions if CONTRACTOR is diligently pursuing the remedies.

2.11 The termination or cancellation of this Contract, for whatever reason, shall be without prejudice to the obligations incurred and not carried out by the STATE or CONTRACTOR before the termination of this Contract.

2.12 In the event of cancellation pursuant to Section 2.9, the MINISTRY may require CONTRACTOR to continue for the account of the STATE Crude Oil or Natural Gas production activities until the right to continue such production has been transferred by the MINISTRY to another Person. In this case, all provisions relevant to CONTRACTOR's entitlement under this Contract will remain in force. In no event shall CONTRACTOR have any obligations under this Section for more than ninety (90) calendar days after such termination, unless otherwise agreed to by the Parties.

2.13 Within ninety (90) calendar days after the termination of this Contract, unless the MINISTRY has required an extension of this period, CONTRACTOR shall have the obligation to take any reasonably necessary action as directed by the MINISTRY, including the cessation or continuation of Petroleum Operations to prevent pollution, environmental damage or a hazard to human life or third party property.

III.     SURRENDER  OF  AREAS
         --------------------

3.1 Subject to Section 3.3, CONTRACTOR shall surrender thirty percent (30%) of the original Contract Area no later than the end of the third Contract Year.

3.2 Subject to Section 3.3, if CONTRACTOR elects to extend the exploration period pursuant to Section 2.1 above, CONTRACTOR shall surrender an additional area equal to twenty percent (20%) of the remaining Contract Area no later than the end of the fifth Contract Year.

3.3 CONTRACTOR shall not be obligated to surrender any portion of the original Contract Area declared an Area of Provisional Discovery or a Field. CONTRACTOR's surrender obligations under Sections 3.1 and 3.2 shall apply to the area remaining after excluding from the original Contract Area areas declared to be an Area of Provisional Discovery or a Field and areas previously surrendered by CONTRACTOR.

3.4 After the mandatory surrenders as set forth in this Section III, CONTRACTOR shall maintain a reasonable exploration effort with regard to the remaining portion of the Contract Area.

3.5 Upon at least thirty (30) calendar days written notice to the MINISTRY prior to the end of the first Contract Year and similarly prior to the end of any succeeding Contract Year, CONTRACTOR may surrender any portion of the Contract Area, and such portion shall then be credited against that portion of the Contract Area CONTRACTOR is next required to surrender under the provisions of Sections 3.1 and 3.2 hereof.

3.6 CONTRACTOR shall notify the MINISTRY sixty (60) calendar days prior to the date of surrender, the description of the portion of the area to be surrendered. The individual portions being surrendered, whenever possible, shall be of sufficient size and convenient shape, taking into account contiguous areas already relinquished and not the subject of a further contract, to enable Petroleum Operations to be carried out thereon and the boundaries of such areas shall be delineated in exact degrees, minutes and seconds of longitude and latitude.

3.7 CONTRACTOR shall plug and abandon all Wells drilled by Contractor on the area to be surrendered in accordance with generally accepted oilfield practices.

3.8 No surrender made in accordance with this Section III shall relieve CONTRACTOR or its surety of the obligation to pay surface rentals accrued, or making payments due and payable as a result of exploration and development activities conducted through the date of surrender.

IV.          WORK  PROGRAM  AND  EXPENDITURES
             --------------------------------

4.1 CONTRACTOR shall commence Petroleum Operations hereunder not later than ninety (90) calendar days after the Effective Date.

4.2 CONTRACTOR shall be entitled to employ any person qualified, in the judgment of CONTRACTOR, to undertake on its behalf such geological and geophysical surveys, drillings or similar investigations as it may decide. Any subcontractor retained by CONTRACTOR shall have the necessary professional experience to perform the task assigned and shall be required, by written agreement with CONTRACTOR, to abide by all relevant terms of this Contract and all applicable laws and regulations of the Republic of Equatorial Guinea. CONTRACTOR within thirty (30) calendar years and shall advise the MINISTRY of the name and address of any subcontractor retained.

4.3 During the first five (5) Contract Years, CONTRACTOR agrees to perform the following minimum Work Program:

(a)          FIRST  TWO  CONTRACT  YEARS:
             ---------------------------

(i) Reprocess approximately one-thousand eight-hundred (1,800) kilometers of existing seismic data;

(ii)          Acquire  one-thousand  (1,000)  kilometers  of  new  seismic data;

(iii) Drill one (1) Well contingent upon the identification of a structure which, in CONTRACTOR's opinion, is a drillable prospect;


(b)          THIRD,  FOURTH  AND  FIFTH  CONTRACT  YEARS:
             -------------------------------------------

CONTRACTOR shall perform the following work in the event it exercises the option to extend pursuant to Sections 2.2(a), 2.2(b) or 2.2(c):

(i) Drill one (1) Well in third Contract Year and conduct additional complementary work and associated analyses of technical data as CONTRACTOR deems appropriate;

(ii) Drill one (1) Well in the fourth Contract Year contingent upon the identification of a structure that, in CONTRACTOR's opinion, is a drillable prospect, and conduct additional complementary work and associated analyses of technical data as CONTRACTOR deems appropriate;

(iii) Drill one (1) Well in the fifth Contract Year and conduct additional complementary work and associated analyses of technical data, as CONTRACTOR deems appropriate.

4.4     In case the work completed by CONTRACTOR during any phase referred to in
Section 4.3 exceeds the minimum work for that phase, the excess work may be carried forward and credited against the minimum work obligation in the next succeeding phase.

4.5 As a condition precedent to the effectiveness of this Contract, CONTRACTOR shall provide a security by means of a parent company performance guarantee to the MINISTRY substantially in the form of the guaranty set forth in ANNEX "D" and corresponding to Four Million United States Dollars (U.S. $4,000,000) for each Well CONTRACTOR commits to drill and One Million United States Dollars (U.S. $1,000,000) for other Petroleum Operations CONTRACTOR commits to conduct during the first two (2) Contract Years. If CONTRACTOR extends the period for Exploration Operations pursuant to Section 2.1 or 2.2, then CONTRACTOR on or before the date any such extension becomes effective shall provide an additional parent company performance guarantee as security substantially in the form of the guaranty set forth in Annex "D" and corresponding to an amount to be determined at the time of the extension by the MINISTRY and CONTRACTOR for Petroleum Operations CONTRACTOR commits to conduct during the period of any such extension. If at the end of the period of the phases for Exploration Operations, including any extension thereof made pursuant to Sections 2.1 and 2.2 hereof, or upon the date of termination of this Contract, whichever first occurs, CONTRACTOR has not performed the obligations described in the minimum Work Program, the balance of the security corresponding to the minimum expenditures for Petroleum Operations and the entirety of the security corresponding to the Well shall be paid automatically to the STATE in accordance with the provisions of Annex "D."

4.6 One hundred twenty (120) calendar days prior to the beginning of each Calendar Year or at such other time as otherwise mutually agreed by the parties, CONTRACTOR shall prepare and submit for approval to the MINISTRY a Work Program and Budget of Petroleum Operations Expenditures for the Contract Area setting forth the Petroleum Operations CONTRACTOR proposes to carry out during the ensuing Calendar Year. After thirty (30) calendar days and within a period of ninety (90) calendar days of its submission, the MINISTRY may ask for clarification of the Work Program and Budget of Petroleum Operations Expenditures and/or submit proposals for consideration by the Contractor for the revision of specific features thereof relating to the type and cost of the works and operations. In the absence of such proposals or a request for clarification, the Work Program and Budget of Petroleum Operations Expenditures shall be deemed to have been approved by the Ministry. Approval by the MINISTRY of the proposed Work Program and Budget of Petroleum Operations Expenditures will not be unreasonably withheld or delayed. If the Parties cannot agree on the Work Program and Budget of Petroleum Operations Expenditures, CONTRACTOR is hereby authorized to begin work necessary to carry out its proposed Work Program in a timely and practical manner until the Parties reach a mutually acceptable Work Program and Budget of Petroleum Operations Expenditures. The MINISTRY shall give a letter to CONTRACTOR authorizing in a provisional manner the beginning of said provisional Work Program and Budget of Petroleum Operations Expenditures until the MINISTRY approves the final Work Program and Budget of Petroleum Operations Expenditures. The Parties shall meet within a period of fifteen (15) days from date of issuance of the provisional Work Program and Budget of Petroleum Operations Expenditures from the MINISTRY and use all diligence to reach a mutually acceptable agreement.

4.7 It is recognized by the Parties that the details of a Work Program may require changes in the light of unforeseen circumstances and nothing herein contained shall limit the right of CONTRACTOR to make such changes, provided such changes do not alter the general objectives of the Work Program.

4.8 The Parties further recognize that in the event of an emergency or extraordinary circumstances requiring immediate action, either Party may take actions it deems proper or advisable to protect its interests and those of its employees and any costs so incurred by CONTRACTOR shall be included in the Petroleum Operations Expenditures. Costs incurred by CONTRACTOR related to measures of prevention and protection related to the environment shall be included as costs of Petroleum Operations Expenditures as cost recoverable. Costs incurred by CONTRACTOR related to cleaning up pollution or damage to the environment caused by CONTRACTOR shall not be included in Petroleum Operations Expenditures and shall not be cost recoverable except the first Two Hundred Thousand United State Dollars (U.S. $200,000) per occurrence related to such cleanup or damages per incident shall be included as costs of Petroleum Operations Expenditures and shall be cost recoverable.

4.9 Within ninety (90) calendar days after the expiration of a Calendar Year, CONTRACTOR shall submit to the MINISTRY detailed accounts showing the Exploration and/or Development and Production Expenditures CONTRACTOR has incurred during the past Calendar Year. The accounts shall be certified by an independent outside accountant acceptable to both Parties. It is understood that the MINISTRY retains the authority to review and audit occasionally CONTRACTOR's books with respect to Petroleum Operations conducted hereunder. Such audit right will terminate two (2) years after closure of the subject year's accounts. Any exceptions to Contractor's accounts must be officially communicated to the CONTRACTOR within three (3) years of the closure of the subject year's accounts.

4.10 During the term of this Contract, CONTRACTOR in accordance with good petroleum industry practice shall be responsible for carrying out all the necessary work in connection with abandonment (which includes the removal, proper disposal, alternative innovative recycling or salvage) of any Petroleum Operations Facilities, including, but not limited to, platforms, artificial structures, wellhead equipment, tubulars, and flowlines deemed by the MINISTRY to be unusable or no longer required for future operations. CONTRACTOR shall submit for the MINISTRY's approval detailed work plans for such removal, disposal or salvage. All costs incurred by CONTRACTOR to remove, dispose or salvage such facilities shall be cost recoverable. For the purpose of setting up a financial mechanism to recover such costs earlier in the life of a Field, CONTRACTOR and the MINISTRY shall agree on a mechanism and modality for setting aside a reserve on CONTRACTOR's books as part of Petroleum Operations Expenditures, subject to cost recovery, to be used for such removal, disposal or salvage operations, no later than two years after commencement of the first commercial production.

V.          CONDUCT  OF  PETROLEUM  OPERATIONS  BY  CONTRACTOR
            --------------------------------------------------

5.1 CONTRACTOR shall conduct the Petroleum Operations diligently and in accordance with generally accepted standards of the petroleum industry designed to enable production at the Maximum Efficient Rate of Crude Oil and at the level of production of Natural Gas specified in Section 6.3. CONTRACTOR shall ensure that all equipment, plant and installations used by CONTRACTOR or its subcontractors comply with generally accepted engineering norms and are of proper and accepted construction and are kept in optimal working order.

5.2 CONTRACTOR shall in particular take all reasonable steps necessary in accordance with generally accepted standards of the petroleum industry to:

(a) without prejudice to Section 5.3, ensure that Crude Oil or Natural Gas discovered and produced within the Contract Area does not escape or is not in any other way wasted;

(b)     prevent damage to under or over Crude Oil or Natural Gas-bearing strata;

(c) prevent the nonintentional entrance of water through Wells to Crude Oil or Natural Gas-bearing strata;

(d)          Prevent  damage  to  under  or  over  water-bearing  strata;

(e) Conduct all Petroleum Operations under this Contract in accordance with applicable law and regulations and in a manner that does not conflict with obligations imposed on the Republic of Equatorial Guinea by international law;

(f) Take necessary precautions for protection of navigation and fishing and to prevent pollution of the sea or rivers;

(g) Indemnify, defend and save the STATE harmless against all claims, losses and damage of any nature, whatever, including without limitation, claims for loss or damage to property or injury to persons caused by, or resulting from, any operation conducted by or on behalf of CONTRACTOR; provided that the CONTRACTOR shall not be held responsible to the STATE under this subsection for any loss, claim, damage, or injury caused by, or resulting from any negligent action of personnel of the STATE including, but not limited to, subcontractors of the STATE, other than CONTRACTOR, and employees of the State;

(h) Subject to Section 2.4, drill and produce a Field without regard to CONTRACTOR's contractual interest, if any, in an adjacent contract area.

5.3 The Natural Gas CONTRACTOR does not utilize in its own operations in the Contract Area, or sell, shall be reinjected into the subsurface structure. When the existing technical and financial circumstances require the flaring of Natural Gas, the MINISTRY may authorize such flaring. The MINISTRY shall, nevertheless, authorize the flaring of Natural Gas for periods of relatively short duration during production tests, and in cases when the flaring of relatively small quantities of Natural Gas is a necessary part of Crude Oil production and is in accordance with good practice within the petroleum industry.

5.4 If any works or installations erected by CONTRACTOR or any operations undertaken by CONTRACTOR endanger Persons or third-party property or cause pollution or harm marine life to an unacceptable degree, the CONTRACTOR, in consensus with the MINISTRY, shall take opportune remedial measures within a reasonable period established by the MINISTRY and the CONTRACTOR to repair any damage to the environment. CONTRACTOR shall, if required by the nature and severity of the damage, suspend the Petroleum Operations in whole or in part, until CONTRACTOR has taken such remedial measures or has repaired the damage.


5.5 To ensure that CONTRACTOR shall meet its obligations to third parties or to government agencies that might arise in the event of damage or injury (including environmental damage or injury ) caused by Petroleum Operations, notwithstanding its accidental nature, CONTRACTOR shall maintain in force a third party liability insurance policy covering its Petroleum Operations. CONTRACTOR shall provide to the MINISTRY, within thirty (30) calendar days after the Effective Date, documents that prove the effectiveness of CONTRACTOR's third party liability insurance covering its Petroleum Operations. To the extent such third party liability insurance is unavailable, or is not obtained, or does not cover part or all of any claim or damage caused by or resulting from Petroleum Operations, including damage to the environment as mentioned in Section 4.8, CONTRACTOR shall remain wholly responsible and shall defend, indemnify and hold harmless the MINISTRY and the State against all claims or loss, except for claims arising from the negligence of the MINISTRY or STATE to their employees or their subcontractors other than CONTRACTOR.

5.6 If, after the Effective Date of this Contract, others are granted permits or licenses within the Contract Area for exploration/production of any minerals other than Crude Oil or Natural Gas, CONTRACTOR shall use his best efforts to avoid obstruction or interference with such licensees' operations within the Contract Area. The MINISTRY shall use its best efforts to ensure that operations of third parties do not obstruct CONTRACTOR's Petroleum Operations within the Contract Area.

5.7 CONTRACTOR shall provide acceptable working conditions, living accommodations on offshore installations, and access to medical attention and an infirmary for all personnel employed by CONTRACTOR or its subcontractors in its Petroleum Operations.

5.8 CONTRACTOR's Well design and drilling, including, but not limited to, CONTRACTOR's casing, cementing and drilling programs shall be in accordance with generally accepted industry practice.

5.9 Every Well shall be identified by a number, and shall be shown on maps, plans and similar records CONTRACTOR is required to keep. The MINISTRY shall at once be notified of any change on the identification numbers.

5.10 No Well shall be drilled through any vertical boundary of the Contract Area. A directional Well drilled to an objective under the Contract Area from a nearby surface location not covered by the Contract shall be deemed to have the same effect for all purposes of the Contract as a Well drilled from a surface location on the Contract Area. In such circumstances and for purposes of this Contract, production of Crude Oil or Natural Gas from the Contract Area through a directional Well surfaced nearby, or drilling or reworking of any such directional Well, shall be considered production or drilling or reworking operations (as the case may be) on the Contract Area for all purposes of this Contract. Nothing contained in this paragraph is intended or shall be construed as granting to the CONTRACTOR any leasehold interests, licenses, easements, or other rights the CONTRACTOR may have to acquire lawfully under the Hydrocarbons Law or from the MINISTRY or third parties.

5.11 Before commencing any work on drilling of any Well covered by a Work Program and Budget of Operating Expenditures or recommencing work on any Well on which work has been discontinued for more than six (6) months, CONTRACTOR shall give the MINISTRY seven (7) calendar days written notice; however, if the estimated amount to be spent on said work is less than One Hundred Thousand United States Dollars (U.S. $100,000), notice shall not be required.

5.12 Before abandoning any Field, CONTRACTOR shall give ninety (90) calendar days notice to the MINISTRY of its intention to abandon. Upon receipt of such notice, the MINISTRY may elect to assume operation of the Well or Wells proposed for abandonment; however, MINISTRY's operations shall not interfere with those of CONTRACTOR. The MINISTRY's failure to so elect, by notice to the CONTRACTOR in writing within the aforementioned ninety (90) day period, shall be deemed approval of the CONTRACTOR's proposal to abandon.

5.13 CONTRACTOR shall securely plug any Well that it intends to abandon to prevent pollution, damage to the environment, and possible damages to the reservoir.

VI.     RIGHTS  AND  OBLIGATIONS  OF  THE  PARTIES,  DETERMINATION OF PRODUCTION
        ------------------------------------------------------------------------
        LEVELS
        ------

6.1 Subject to the provisions of paragraphs (e) and (f) of this Section 6.1, CONTRACTOR shall have the following rights and obligations:

(a) advance all necessary funds and purchase or lease all material, equipment and supplies required in connection with the Petroleum Operations;

(b) furnish all technical aid, including foreign personnel, required for the performance of the Petroleum Operations;

(c) furnish all such other funds for the performance of the Petroleum Operations as may be required, including payment to foreign entities performing services as subcontractors;

(d) retain control to all leased property paid for with Foreign Exchange and brought into the Republic of Equatorial Guinea under the rules of temporary importation, and as such, shall have the right to freely export same from the Republic of Equatorial Guinea in accordance with the Hydrocarbons Law;

(e) have the right prior notification to the Ministry to sell, assign, transfer, convey or otherwise dispose of any part or all of the rights and interests and obligations under this Contract to any Affiliated Company;

(f) have the right to sell, assign, transfer, convey or otherwise dispose of all or any part of its rights and interests and obligations under this Contract to parties other than Affiliated Companies with the prior written consent of the MINISTRY, such consent shall not be unreasonably withheld, and shall be deemed granted if the MINISTRY does not respond to CONTRACTOR within sixty (60) calendar days of CONTRACTOR's written request for consent;

(g) have the right at all times to enter and exit the Contract Area and any facilities used in the Petroleum Operations, wherever located;

(h) have the right to use and have access to all geological, geophysical, drilling, Well, production and other information held by the MINISTRY or by any other governmental agency or enterprise, or enterprise in which the STATE participates, relating to the Contract Area, including Well location maps. The MINISTRY must supply the same to the CONTRACTOR;

(i) submit in an appropriate form to the MINISTRY copies of all such geological, geophysical, drilling, Well, production and other data, reports, interpretations and maps, and cuttings of all samples that have been obtained or compiled during the term hereof;

(j) include in the Work Program and Budget of Petroleum Operations Expenditures the following sums to be spent on training personnel of the MINISTRY and citizens of the Republic of Equatorial Guinea for professional, skilled and technical jobs in CONTRACTOR's Petroleum Operations. In conjunction with the preparation of the annual Budget of Petroleum Operations Expenditures, CONTRACTOR and MINISTRY will jointly agree on a training program where these sums will be expended. CONTRACTOR agrees to be responsible for the implementation and direct funding of the referenced training programs, and the expenditures will be included as cost recoverable in its Petroleum Operations
Expenditures:

(i) Fifty Thousand United States Dollars (U.S. $50,000) in each of the first and second Contract Years;

(ii) Seventy-Five Thousand United States Dollars (U.S. $75,000) in the third Contract Year and in every year thereafter until a Commercial Discovery is determined in accordance with Section 2.5. For the year when Commercial Discovery is determined, the training obligation to be spent under this Section 6.1(j)(ii) will be prorated from January 1 of that year through the date on which Commercial Delivery is determined;

(iii) One Hundred Thousand United States Dollars (U.S. $100,000) per year from the time of determination of Commercial Discovery to the date of first commercial production. For the year when the training obligation under this
Section 6.1(j)(iii) takes effect, the amount to be spent will be prorated from the date of determination of Commercial Discovery through December 31 of that year; and

(iv) Two Hundred Thousand United States Dollars (U.S. $200,000) per year from the time of first commercial production and for each year thereafter until termination of the Contract. For the year when the training obligation under this Section 6.1(j)(iv) takes effect, the amount to be spent will be prorated from the date of first commercial production through December 31 of that year.

CONTRACTOR shall make all reasonable efforts to employ and train citizens of the Republic of Equatorial Guinea in Petroleum Operations. CONTRACTOR may employ non-citizens, if in the opinion of CONTRACTOR and not contested by the MINISTRY, no Equatorial Guinean citizens can be found with sufficient skill and technical qualifications. CONTRACTOR shall make similar requirements of any subcontractor. At intervals of not more than one year CONTRACTOR shall submit to the MINISTRY reports detailing the personnel employed and their residence when employed. CONTRACTOR shall provide, as CONTRACTOR deems necessary, on-the-job training for citizens of the Republic of Equatorial Guinea to undertake skilled and technical jobs in the Petroleum Operations. Costs and expenses of training citizens of Equatorial Guinea as well as costs and expenses for a program of training for the MINISTRY's personnel, shall be included in Petroleum Operation Expenditures;

(k) appoint an authorized representative for the Republic of Equatorial Guinea with respect to this Contract, who shall have an office in Equatorial Guinea;

(l) give preference to goods and services that are produced in the Republic of Equatorial Guinea or rendered by citizens of the Republic of Equatorial Guinea, provided such goods and services are offered at equally advantageous conditions with regard to quality, price, and immediate availability in the quantities and to the specifications required;

(m)     pay to the STATE the corresponding taxes in accordance with the Tax Law;

(n) pay to the STATE the corresponding Royalty pursuant to the terms and conditions of this Contract;

(o) except as provided in Section 7.10 hereof, have the right during the term hereof to freely lift, dispose of and export its share of Crude Oil, and retain abroad the Foreign Exchange proceeds obtained therefrom;

(p) notify the MINISTRY at least forty-eight (48) hours before the abandonment of any Well.

6.2          THE  MINISTRY  SHALL:
             --------------------

(a) except with respect to CONTRACTOR's obligations to pay the taxes set forth at paragraph 6.1(m) of this Section VI, assume and discharge all other taxes CONTRACTOR would otherwise be subject, including transfer tax, import and export duties on materials, equipment and supplies brought into the Republic of Equatorial Guinea by CONTRACTOR, its contractors and subcontractors; likewise, it will comply with all taxes required with regard to property, capital, net worth, operations, remittances or transactions (whether exacted directly or by the requirement of stamp taxes on documents or the use of sealed paper), including any tax or levy on or in connection with operations performed hereunder by CONTRACTOR in accordance with this Contract. The MINISTRY shall not be obligated to pay CONTRACTOR's Royalty, Income Tax, nor taxes on tobaccos, liquor and personal income tax; nor shall it be obligated to pay the Income Tax and other taxes not listed in the preceding sentence payable by contractors and subcontractors. The obligations of the MINISTRY hereunder shall be deemed to have been complied with by the delivery to CONTRACTOR within one hundred and twenty (120) calendar days after the end of each Calendar Year, of documentary proof in accordance with fiscal laws of the Republic of Equatorial Guinea that liability for the above-mentioned taxes has been satisfied, except that with respect to any of such liabilities that CONTRACTOR may be obligated to pay directly, the MINISTRY shall reimburse it within sixty (60) calendar days after receipt of invoice. The MINISTRY shall be consulted prior to payment of such taxes by CONTRACTOR or by any other party on CONTRACTOR's behalf;

(b) otherwise assist and expedite CONTRACTOR's execution of the Work Program by supplying or otherwise making available all necessary visas, work permits, import licenses, and rights of way and easements as may be required by CONTRACTOR or its subcontractors and made available from the resources under the MINISTRY's control;

(c) have title to all original data resulting from the Petroleum Operations including, but not limited to, geological, geophysical, petrophysical, engineering, well logs and completion, status reports, samples and any other data CONTRACTOR may compile or obtain during the term of this Contract; provided, however, that CONTRACTOR may retain copies of such data and further provided that such data shall not be disclosed to third parties by the MINISTRY without the consent of CONTRACTOR while this Contract remains in effect. However, for the purpose of obtaining new offers, the MINISTRY may show any third party geophysical and geological data with respect to that part or parts of the Contract Area acquired by CONTRACTOR and adjacent to the area of such new offers, provided that no such data shall be disclosed that was in the possession of the MINISTRY for less than eleven (11) months. Notwithstanding the foregoing, the MINISTRY may show data to advisors and consultants of the MINISTRY that agree to keep the data confidential;

(d) have the right at all reasonable times to inspect CONTRACTOR's Petroleum Operations, Hydrocarbon measuring devices, logs, plans, maps, and records relating to Petroleum Operations and surveys or investigations on or with regard to the Contract Area. MINISTRY shall make every effort to coordinate inspection activities to avoid interference with Petroleum Operations.

6.3 CONTRACTOR shall produce Crude Oil from the Contract Area at the Maximum Efficient Rate. CONTRACTOR and MINISTRY shall conduct a review of CONTRACTOR's production programs prior to the commencement of production from any Field and establish at that time by agreement the Maximum Efficient Rate and the production rate for Natural Gas and the dates the Maximum Efficient Rate and the production rate for Natural Gas will be reviewed and established in the future. In the case of Natural Gas, the production rate shall not be less than that required to satisfy any contracts then in existence for the sale of Natural Gas.

6.4 Subject to Section 5.2(b), the Crude Oil production rate shall not be less than that required to satisfy any contract in existence for the sale of Crude Oil. In no case the production rate shall damage the reservoir or reservoirs.

VII.     RECOVERY  OF  PETROLEUM  OPERATING  COSTS,  SHARING  OF PRODUCTION, AND
         -----------------------------------------------------------------------
         DISTRIBUTION  OF  PRODUCTION
         -----------------------

CRUDE  OIL:
----------

7.1 The respective production shares of the STATE and the CONTRACTOR of Crude Oil produced and saved shall be determined in accordance with the definitions and procedures set forth in this Section VII.

7.2 After making Royalty payments to the STATE, CONTRACTOR shall be entitled to recover all Petroleum Operations Expenditures out of the sales proceeds or other disposition of Crude Oil produced and saved hereunder and not used in Petroleum Operations. Any Crude Oil remaining after making the Royalty payments to the STATE and after all Petroleum Operations Expenditures are recovered by CONTRACTOR shall be referred hereinafter as "Net Crude Oil." Net Crude Oil shall be shared between the STATE and the CONTRACTOR in accordance with the procedures outlined below, designed to ensure total cost recovery by CONTRACTOR, followed by an escalation of the STATE's share based on increases in the CONTRACTOR's pre-tax rate of return:

                                  TOTAL                    TOTAL
     CONTRACTOR'S PRE-TAX     STATE SHARE             CONTRACTOR SHARE
        RATE OF RETURN     (% OF NET CRUDE OIL)     (% OF NET CRUDE OIL)
        --------------     --------------------     --------------------
  Less than 18%                    0%                        100%

  Greater or equal to 18% and
  less than 25%                   10%                         90%

  Greater or equal to 25% and
  less than 40%                   35%                         65%

  Equal or Greater than 40%       55%                         45%


7.3 To determine STATE's share of Net Crude Oil, it shall first be necessary to calculate Net Cash Flow from Petroleum Operations ("Net Cash Flow"). Net Cash Flow for any given Calendar Year shall be determined by subtracting Royalty and Petroleum Operations Expenditures from Gross Receipts.

7.4 To calculate the STATE's Share of Net Crude Oil produced from the Contract Area, there are hereby established three (3) accounts: First Share Account ("FSA"); Second Share Account ("SSA"); and Third Share Account ("TSA").

7.4.1          First  Share  Account:
               ---------------------

a. For purposes of calculating the First Share Account, the following formula shall be used:

                FSA(Y)  =  FSA(Y-1)(1  +  .18  +  i)  +  NCF(Y)

                Where:     FSA  =  First  Share  Account

                           Y  =  the  Calendar  Year  in  question

                           NCF  =  Net  Cash  Flow

                           i  =  the  percentage  change  for  the calendar year
                                 in question in the index of U.S. Consumer prices as reported for the first time in the monthly publication,"International Financial
                                 Statistics" of the International Monetary Fund.

b. In any Calendar Year when FSA(Y) is negative, the STATE's share of Net Crude Oil determined with reference to the First Share Account shall be zero.

c. In any Calendar Year when FSA(Y) becomes positive, the CONTRACTOR for purposes of this section shall be deemed to have earned a pre-tax rate of return that is equal to or greater than eighteen percent (18%), and the STATE's share of Net Crude Oil determined with reference to the First Share Account shall be valued at an amount of Net Crude Oil equal to ten percent (10%) of FSA(Y).

d. In any Calendar Year immediately subsequent to a Calendar Year when FSA(Y) is positive, for purposes of applying the formula set forth in subsection
(a)  of  this  Section  7.4.1,  FSA(Y-1)  shall  be  equal  to  zero.

7.4.2          Second  Share  Account
               ----------------------

a. For purposes of calculating the Second Share Account, the following formula shall be used:

                SSA(Y)  =  SSA(Y-1)(1  +  .25  +  i)  +  (NCF(Y)  -  GS  I(Y))

                Where:     SSA  =  Second  Share  Account

                           Y  =  the  Calendar  Year  in  question

                           NCF  =  Net  Cash  Flow

                           GS I  = STATE  share of Net Crude Oil determined with
                                   reference to the First  Share  Account

                           i  =    the  percentage  change  for  the Calendar
                                   Year in question in the index  of  U.S.
                                   consumer prices as reported for the first time in the monthly publication
                                   "International Financial Statistics" of the International Monetary Fund.

b. In any Calendar Year when SSA(Y) is negative, the STATE's share of Net Crude Oil determined with reference to the Second Share Account shall be zero.

c. In any Calendar Year when SSA(Y) becomes positive, the CONTRACTOR for purposes of this section shall be deemed to have earned a pre-tax rate of return that is equal to or greater than twenty-five percent (25%), and the STATE's share of Net Crude Oil determined with reference to the Second Share Account shall be valued at an amount of Net Crude Oil equal to twenty-seven and 778/1000 percent (27.778%) of SSA(Y).

d. In any Calendar Year immediately subsequent to a Calendar Year when SSA(Y) is positive, for purposes of applying the formula set forth in subsection
(a)  of  this  Section  7.4.2,  SSA(Y-1)  shall  be  equal  to  zero.

7.4.3          Third  Share  Account
-----          ---------------------

a. For purposes of calculating the Third Share Account, the following formula shall be used:

                TSA(Y) =   TSA(Y-1)(1 + .40 + i) + (NCF(Y) - GS I(A) - GS II(Y))

                Where:     TSA =  Third  Share  Account

                           Y  =   the  Calendar  Year  in  question

                           NCF =  Net  Cash  Flow

                           GS I = STATE  share of Net Crude Oil determined with
                                  reference to the First  Share  Account

                           GS II = STATE share of Net Crude Oil determined with
                                  reference to the Second  Share  Account

                           i  =   the  percentage  change  for  the Calendar
                                  Year in question in theindex  of  U.S.
                                  consumer prices as reported for the first time in the monthlypublication "International
                                  Financial Statistics" of the International
                                  Monetary Fund.

b. In any Calendar Year when TSA(Y) is negative, the STATE's share of Net Crude Oil determined with reference to the Third Share Account shall be zero.

c. In any Calendar Year when TSA(Y) becomes positive, the CONTRACTOR for purposes of this section shall be deemed to have earned a pre-tax rate of return that is at least forty percent (40%), and the STATE's share of Net Crude Oil determined with reference to the Third Share Account shall be valued at an amount of Net Crude Oil equal to thirty and 769/1000 percent (30.769%) of TSA(Y).

d. In any Calendar Year immediately subsequent to a Calendar Year when TSA(Y) is positive, for purposes of applying the formula set forth in subsection
(a)  of  this  Section  7.4.3,  TSA(Y-1)  shall  be  equal  to  zero.

7.4.4          Total  STATE  Share
               -------------------

The total STATE Share of Net Crude Oil in any Calendar Year shall be the sum of the STATE Share of Net Crude Oil determined with reference to the First Share Account, the Second Share Account and the Third Share Account for such calendar year.

7.5 CONTRACTOR, if so directed by the STATE, shall be obligated to market all crude Oil produced and saved from the Contract Area subject to the provisions hereinafter set forth.

7.6 Except as provided in paragraph 7.10, CONTRACTOR shall be entitled to take and receive and freely export Crude Oil allocated for recovery of Petroleum Operations Expenditures as well as its share of Net Crude Oil.

7.7 Title to the CONTRACTOR's share of Net Crude Oil under this Section VII, as well as to that portion of Crude Oil exported and sold to recover Petroleum Operations Expenditures, shall pass to CONTRACTOR at the wellhead.

7.8 If the MINISTRY elects to take any of the STATE's share of Net Crude Oil in kind, it shall so notify CONTRACTOR in writing not less than ninety (90) calendar days prior to the commencement of each Semester of each Calendar Year specifying the quantity that it elects to take in kind, such notice to be effective for the ensuing Semester of that Calendar Year (provided, however, that such election shall not interfere with the proper performance of any Crude Oil sales agreement for Crude Oil produced within the Contract Area that CONTRACTOR has executed prior to the notice of such election). Failure to give such notice shall be conclusively deemed to evidence the STATE elects not to take in kind. Any sale of the STATE's portion of Net Crude Oil shall not be for a term of more than one Calendar Year without the STATE's consent.

7.9 If the MINISTRY elects not to receive in kind the STATE's share of Crude Oil, then the MINISTRY may direct the CONTRACTOR to market or buy the STATE's share of production, whichever CONTRACTOR shall elect to do; provided, however, the price paid to the MINISTRY for the STATE's share of production shall not be less than the market price determined in accordance with Section VIII hereof. CONTRACTOR shall pay the STATE for the STATE's share of the production produced and saved for each Calendar Quarter; such payment shall be made within thirty
(30) calendar days after the end of the Calendar Quarter when the production occurred.

7.10 In addition to the State's production share in accordance with the terms of this Contract, CONTRACTOR is obligated to sell to the STATE at not less than the market price in accordance with Section VIII hereof, if requested in writing, a portion of CONTRACTOR's share of Crude Oil for the internal consumption of the country in accordance with Section 15 of the Hydrocarbons Law; provided that CONTRACTOR's obligation hereunder does not interfere with any of CONTRACTOR's contracts with third parties.

7.11 Should the STATE and CONTRACTOR consider that the processing and utilization of Natural Gas is economical and choose to participate in the processing and utilization thereof, in addition to that used in secondary recovery operations, then the construction and installation of facilities for such processing and utilization shall be carried out pursuant to an approved Work Program. The recovery of costs of operations, sharing of production, and handling of production shall be effected according to the same general framework as that utilized for Crude Oil.

7.12 In the event that CONTRACTOR considers the processing and utilization of Natural Gas is not economical, the STATE may choose to take and utilize such Natural Gas that would otherwise be flared in accordance with the provisions of
Section 5.3; all costs of taking and handling will be for the sole account and risk of the STATE.

VIII.          VALUATION  OF  CRUDE  OIL
               -------------------------

8.1          Crude  Oil  sold  to  third  parties  shall  be  valued as follows:

(a) All Crude Oil taken by CONTRACTOR including its share and the share for the recovery of Petroleum Operations Expenditures, and sold to third parties shall be valued at the net realized price received by CONTRACTOR for such Crude Oil F.O.B. the Republic of Equatorial Guinea at the point Crude Oil passes through the inlet flange of the export tanker.

(b) Except for the Royalty, all of the STATE's Crude Oil taken by CONTRACTOR and sold to third parties shall be valued at the net realized price received by CONTRACTOR for such Crude Oil F.O.B. the Republic of Equatorial Guinea at the point Crude Oil passes through the inlet flange of the export tanker, less costs incurred by CONTRACTOR related to the sale of STATE's Crude Oil.

(c) The MINISTRY shall be duly advised before the sales referred to in paragraph (b) of this subsection are made.

(d) Subject to any existing Crude Oil sales agreement, if a more favorable net realized price is available to the STATE for the Crude Oil referred to in paragraph (b) of this subsection, then the MINISTRY shall so advise CONTRACTOR in writing not less than ninety (90) calendar days prior to the commencement of the deliveries under the State's proposed sales contract. Forty-five (45) calendar days prior to the start of such deliveries, CONTRACTOR shall notify the MINISTRY regarding CONTRACTOR's intention to meet the more favorable net realized price in relation to the quantity and period of delivery pursuant to said proposed sales contract. In the absence of such notice the STATE shall market its Crude Oil.

(e) The STATE's marketing of such Crude Oil as referred to in paragraph (d) of this subsection shall continue until forty-five (45) calendar days after the STATE's net realized price on said Crude Oil becomes less favorable. CONTRACTOR's obligation to market said Crude Oil shall not apply until after the STATE has given CONTRACTOR at least sixty (60) calendar days advance notice that the STATE does not desire to continue such sales. As long as the STATE is marketing the Crude Oil referred to above, it shall notify CONTRACTOR of the more favorable net realized price.

8.2       Crude Oil sold to other than third parties shall be valued as follows:

(a) By using the weighted average per unit price received by CONTRACTOR and the STATE from sales to third parties F.O.B. at the point Crude Oil passes through the inlet flange of the export tanker in the Republic of Equatorial
Guinea, net of commissions and brokerages paid in relation to such third party sales, during the three (3) months preceding such sale, adjusted as necessary for quality, grade and gravity, and taking into consideration any special circumstances with respect to such sales;

(b) If no such third party sales have been made during such period of time, then on the basis used to value Crude Oil of similar quality, grade and gravity and taking into consideration any special circumstances with respect to sales of such similar Crude Oil.

8.3 Third party sales referred to in this section shall mean sales by CONTRACTOR to independent purchasers of CONTRACTOR, entered into in an arm's length transaction between a willing seller and a willing purchaser on commercial terms reflecting current international open market conditions.

8.4 Commissions or brokerages incurred in connection with sales to third parties, if any, shall not exceed the customary and prevailing rate.

8.5 During any given Calendar Year, the handling of production (i.e., the implementation of the provisions of Section VII hereof) and the proceeds thereof shall be provisionally dealt with on the basis of the relevant Work Program and Budget of Petroleum Operations Expenditures based upon estimates of quantities of Crude Oil to be produced, of internal consumption in the Republic of Equatorial Guinea, of marketing possibilities, of prices and other sale conditions as well as of any other relevant factors. Within thirty (30) calendar days after the end of said given Calendar Year and to comply with the provisions of this Contract, adjustments and cash settlements between the Parties shall be made on the basis of the actual quantities, amounts and prices involved.

8.6 In the event the Petroleum Operations require the segregation of Crude Oils of different quality and/or grade and if the Parties do not otherwise mutually agree:

(a) any and all provisions of this Contract concerning valuation of Crude Oil shall apply individually to each segregated Crude Oil;

(b)       Crude Oil produced and segregated in a given year shall contribute to:

(i) the "required quantity" allotted in such year to the recovery of all Petroleum Operations Expenditures pursuant to Section VII;

(ii) the "required quantity" of Crude Oil a Party is entitled in such Year pursuant to Section VII.

with quantities that bear the same proportion to the respective "required quantity" (referred to in (i) or (ii) above) as the quantity of such Crude Oil produced and segregated in such given Year bears to the total quantity of Crude Oil produced in such Year from the Contract Area.

IX.  BONUSES  AND  SURFACE  RENTALS
     ------------------------------

9.1 On the Effective Date, CONTRACTOR shall pay the STATE the sum of Seven Hundred Fifty Thousand United States Dollars (U.S. $750,000) as a signature bonus.

9.2 On the date CONTRACTOR notifies MINISTRY it has made a Commercial Discovery, CONTRACTOR shall pay the STATE the sum of Seven Hundred Fifty Thousand United States Dollars (U.S. $750,000).

9.3 CONTRACTOR shall pay the STATE a one-time payment of One Million Five Hundred Thousand United States Dollars (U.S. $1,000,000) after daily production from the Contract Area averages for the first time twenty thousand (20,000) barrels per day for a period of sixty (60) calendar days; CONTRACTOR shall also pay the STATE a one-time payment of Two Million Five Hundred Thousand United States Dollars (U.S. $2,500,000) after daily production from the Contract Area averages for the first time thirty thousand (30,000) barrels per day for a period of sixty (60) calendar days. Such payments shall be made within thirty
(30) calendar days following the last day of the respective sixty (60) calendar day period.

9.4 From the Effective Date and throughout the period CONTRACTOR is conducting Exploration Operations, CONTRACTOR shall pay to STATE an annual surface rental of One United States Dollar (U.S. $1.00) per hectare for all parts of the Contract Area covered by less than two hundred (200) meters of water and Fifty United States Cents (U.S. $.50) per hectare for all parts of the Contract Area covered by two hundred (200) meters or more of water where CONTRACTOR is authorized to conduct Exploration Operations. From the expiration of the Exploration Operations until termination of this Contract, CONTRACTOR shall pay to the STATE an annual surface rental of Two United States Dollars (U.S.$2.00) per hectare for all parts of the remaining Contract Area. The MINISTRY and CONTRACTOR agree that the coordinates shown in Annex "E" attached hereto represent the boundary where the two hundred (200) meter depth occurs and the basis for calculating the rental payments. For the year this Contract is signed, the surface rentals shall be prorated from the Effective Date through December 31 of that year, and shall be paid thirty (30) calendar days after the Effective Date. For succeeding years the surface rentals shall be paid in advance, thirty (30) calendar days before the beginning of each Calendar Year.

9.5     (a)     The  production  bonus  payments  required by Section 9.3 hereof shall  be  included  in  Petroleum  Operations Expenditures as cost recoverable.

(b) The signature bonus, Commercial Discovery bonus and surface rentals required by Sections 9.1, and 9.2, and 9.4 of this Contract shall not be included as cost recoverable in Petroleum Operations Expenditures.

X.      PAYMENTS
        --------

10.1 All payments to be made by CONTRACTOR to the STATE pursuant to this Contract shall be made to the Treasury of the STATE in United States currency, or at CONTRACTOR's election, in other currency acceptable to the STATE.

10.2 All payments due CONTRACTOR shall be made in United States Dollars, or at the STATE's election, in other currency acceptable to CONTRACTOR, at a bank to be designated by CONTRACTOR.

10.3 Unless otherwise specifically provided herein, any payments required to be made pursuant to this Contract shall be made within thirty (30) calendar days following the end of the month when the obligation to make such payments occurs.

10.4 At the end of each accounting period any gain or loss on the CONTRACTOR's books caused by variations in the exchange rates will be deducted or added, as the case may be, from its costs and expenses for that period, in case CONTRACTOR's accounting is done in FCFA (French Africa Confederation Francs) or in any other currency agreed to by the Parties other than United States Dollars.

XI.    TITLE  TO  EQUIPMENT
       --------------------

11.1 The equipment and fixed installations purchased by CONTRACTOR for use in Development and Production Operations becomes the Property of the STATE when the term of this Contract expires. Nevertheless, the equipment and fixed installations amortized before the expiration of the Contract, could be used by the STATE providing such use does not interfere with CONTRACTOR's activities.

11.2 The provisions of Section 11.1 of this Section XI shall not apply to the equipment of CONTRACTOR or any of its subcontractors that constitute an indispensable element in the production of Hydrocarbons; such equipment may be freely exported from the Republic of Equatorial Guinea, if it has not been amortized.

XII.    UNITIZATION
        -----------

12.1 If a Field is designated within the Contract Area and it extends to other parts of the Republic of Equatorial Guinea where other parties have obtained a Contract for exploration and production of Crude Oil or Natural Gas, or where another Contract has been granted to the CONTRACTOR, the MINISTRY may demand the production of Crude Oil and Natural Gas be carried out in collaboration with the other contractors. The same rule shall be applicable if deposits of Crude Oil or Natural Gas, within the Contract Area, not commercially recoverable are deemed as commercially exploitable if the production includes those parts of the deposits extending to areas controlled by other contractors.
12.2 If the MINISTRY so orders, CONTRACTOR shall collaborate with other contractors in preparing a collective proposal for approval by the MINISTRY for common production of the deposits of Crude Oil or Natural Gas.

12.3 If the proposal for common production has not been presented within the time period established, or if the MINISTRY does not approve that proposal (such approval shall not be unreasonably denied or delayed), the MINISTRY may prepare or cause to be prepared for the account of the parties involved, a plan for common production. If the MINISTRY adopts such plan, the CONTRACTOR shall comply with all the conditions established in such plan.

12.4 This Section XII shall also be applicable to discoveries of deposits of Crude Oil or Natural Gas within the Contract Area that extend to areas not within the dominion of the Republic of Equatorial Guinea; provided that with respect to the production of such deposits of Crude Oil or Natural Gas, the MINISTRY is empowered to impose the special rules and conditions necessary to satisfy obligations under agreements with international organizations or adjacent states.

12.5 Within one hundred eighty (180) calendar days following a request by the MINISTRY, CONTRACTOR shall agree and proceed to operate under any cooperative or unitary plan for the development and operation of the area, Field or pool, or a part of the same, including areas covered by this Contract, the MINISTRY deems feasible and necessary or advisable for purposes of conservation. If a clause of a cooperative or unitary development plan approved by the MINISTRY that by its terms affects the Contract Area or a part of the same or contradicts a clause of this Contract, the clause of the cooperative or unitary plan shall prevail.

12.6 Notwithstanding Section 12.5, in the event of conflicting clauses between the terms of the Contract and the cooperative or unitary plan, CONTRACTOR shall retain the right to conciliation and arbitration under Section XIII.

XI      CONSULTATION  AND  ARBITRATION
        ------------------------------

13.1 The STATE and CONTRACTOR hereby consent to submit to the jurisdiction of the International Centre for Settlement of Investment Disputes (hereinafter the "Centre") for any dispute arising out of or relating to this Contract or relating to any investment made under it, for settlement by conciliation followed, if the dispute remains unresolved within three (3) months of the communication of the report of the Conciliation Commission to the parties, by arbitration, pursuant to the Convention of the Settlement of Investment Disputes between States and Nationals of Other States (hereinafter the "Convention").

13.2 The MINISTRY is a governmental agency of the Republic of Equatorial Guinea that has been designated to the Centre by the STATE pursuant to Articles 25(1) and 25(3) of the Convention and the Republic of Equatorial Guinea has notified the Centre that the agreements executed by the MINISTRY do not require approval (the Government has approved said Consent Agreement by decree ______________________________)

13.3 It is agreed by the Parties to this Contract that CONTRACTOR is a citizen of the Cayman Islands.

13.4 It is hereby agree by the Parties that the consent to the Centre's Jurisdiction stipulated above, shall equally bind any successor in interest to the Government of Republic of Equatorial Guinea and CONTRACTOR to the extent that Centre can assume jurisdiction over a dispute between the successor and the other Party.

13.5 It is hereby agreed that the right of CONTRACTOR to request the settlement of a dispute by the Centre or to take any step as a party to a proceeding in accordance with this clause shall not be affected by CONTRACTOR receiving partial compensation, conditional or absolute, from any Third Party (whether a private person, a state, a government agency or an intentional organization) with respect to any material loss or injury that is the subject of the dispute; provided that the Republic of Equatorial Guinea may require evidence that such third party agrees to the exercise of those rights by CONTRACTOR.

13.6 Since the Republic of Equatorial Guinea is not a signatory to the Convention, it is hereby agreed that Section XIII shall be in force on the effective date of the convention as regards this STATE, and that date shall be considered as the date the Parties consented to submit disputes to the Centre. Until thirty (30) days after the ratification of the Convention by the Republic of Equatorial Guinea of the procedures for settlement of disputes provided for in this Section, all disputes shall be settled by procedures similar to those applicable under the Convention, except that the proceedings shall be initiated by direct communication between the Parties, and if the Tribunal is not constituted within ninety (90) calendar days following the receipt of such communication, either party may request the Centre's Secretary General to appoint any arbitrators not yet appointed.

Any Tribunal constituted regarding a dispute submitted to the Centre pursuant to this Section shall consist of one arbitrator appointed by each Party, and an arbitrator appointed by the Centre's Chairman of the Administrative Council who shall be President of the Tribunal.

13.7 Any Tribunal constituted pursuant to this Contract shall apply the law of the Republic of Equatorial Guinea. Such Tribunal constituted pursuant to this Contract shall have the power to decide a dispute ex aequo et bono.

13.8 Notwithstanding Section 13.6, if conciliation or arbitration under the Convention are unavailable because the jurisdictional requirements ratione personae of Article 25 of the Convention is unfulfilled at the time a proceeding is instituted pursuant to this Section XIII, the Parties agree to conciliation or arbitration, as the case may be pursuant to Section 13.1, in accordance with the Arbitration (Additional Facility) Rules of the Centre.

13.9 The place of arbitration shall be Washington, D.C., United States of America, and the arbitration shall be held at the seat of the Centre. The language of the proceedings shall be Spanish.

XIV.    BOOKS  AND  ACCOUNTS  AND  AUDITS
        ---------------------------------

14.1    BOOKS  AND  ACCOUNTS
        --------------------

CONTRACTOR shall be responsible for keeping books and accounts reflecting all Petroleum Operations Expenditures as well as revenue received from the sale of Crude Oil and Natural Gas, consistent with modern petroleum industry practices and proceedings as described in Annex "C" attached hereto. Such books and accounts shall be maintained in United States Dollars. Should there be any inconsistency between the provisions of this Contract and the provisions of Annex "C," the provisions of this Contract shall prevail.

14.2    AUDITS
        ------

The STATE shall have the right to inspect and audit CONTRACTOR's books and accounts relating to this Contract in accordance with Section 4.9 If CONTRACTOR's books and accounts are not available for inspection in the Republic of Equatorial Guinea, the STATE shall have the right to audit the CONTRACTOR's books and accounts at the CONTRACTOR's headquarters; in this case, the expenses of the audit shall be paid by the CONTRACTOR. Moreover, the STATE will require CONTRACTOR to engage independent accountants to examine, in accordance with generally accepted auditing standards, CONTRACTOR's books and accounts relating to this Contract for any Calendar Year or perform auditing procedures as deemed appropriate by the STATE. A copy of the independent accountant's report or any exceptions shall be forwarded to the STATE within sixty (60) calendar days following the completion of such audit. Any cost incurred by CONTRACTOR in complying with this requirement by the STATE shall be included in Petroleum Operations Expenditures and shall be cost recoverable. CONTRACTOR's books and accounts shall be deemed accepted by the STATE twenty-four (24) months after the end of the Calendar Year when the cost was incurred, unless the MINISTRY notifies CONTRACTOR otherwise within such time.

XV.   ADDITIONAL  PROVISIONS
      ----------------------

15.1          NOTICES
              -------

Any notices required or given by either Party to the other, shall be deemed to have been delivered when properly acknowledged for receipt by the receiving Party. All such notices shall be in Spanish and shall be addressed to :

          MINISTRY  OF  MINES  AND  ENERGY
          --------------------------------

          Malabo-Bioko  Norte
          Republica  de  Guinea  Ecuatorial
          Telephone:  (240)-9-3567,  -3405,  -2086
          Facsimile:  (240)-9-3353
          Telex:  GBNOM  5405  EG

          CONTRACTOR
          ----------

          Triton  Equatorial  Guinea,  Inc.
          Wellington  House,  5th  Floor
          125  Strand  Street
          London,  WC2R  0AP
          United  Kingdom
          Attn:  Project  Coordinator
          Telephone:  44-171-533-7000
          Facsimile:  44-171-533-9000
          Telex:  None

Either party may substitute or change such address on written notice thereof to the other.

XVI.     LAWS  AND  REGULATIONS
         ----------------------

16.1 For purposes of this Contract, the laws of the Republic of Equatorial Guinea shall govern in accordance with generally accepted principals of international law.

16.2 In the event of changes in the legislation regarding Petroleum Operations, and if as a consequence of their implementation, said changes cause, to the detriment of any of the Parties, the reduction of rights or an increase in the economic obligations contained in this Contract, the Parties shall meet and take the suitable measures to achieve the necessary economic balance at any time during the Effectiveness of this Contract.

XVII.    FORCE  MAJEURE
         --------------

17.1 Except as otherwise provided in this Subsection 17.1, each Party shall be excused from complying with the terms of this Contract, except for the payment of monies then due, if any, for so long as such compliance is hindered or prevented by irresistible circumstances or beyond the reasonable control of the Party concerned, including, but not limited to, change of government, violent storms, cyclones, thunderstorms, navigation dangers, destruction of machinery or whatever kind of installations, hostilities, blockades, embargoes, criminal disturbances, national emergencies, the inability to obtain, import or use any of the required materials, equipment or services, and the inability to obtain the necessary rights of passage, riots, strikes, wars (declared or undeclared), insurrections, rebellions, terrorist acts, civil disturbances, dispositions or orders of governmental authority, whether such authority be actual or assumed, acts of God, such circumstances being herein sometimes called "Force Majeure"; provided, however, inability to obtain equipment, supplies or fuel shall not be a cause of Force Majeure, unless caused by one of the factors described in this Subsection 17.1. If any failure to comply is occasioned by a governmental law, rule, regulation, disposition or order of the Government of the Republic of Equatorial Guinea as aforesaid and the affected Party is operating in accordance with good petroleum industry practice in the Contract Area and is making reasonable efforts to comply with such law, rule, regulation, disposition or order, the matter shall be deemed beyond the control of the affected Party. In the event that either Party hereto is rendered unable, wholly or in part, by any of these causes to carry out its obligations under this Contract, it is agreed that such Party shall give notice and details of Force Majeure in writing to the other Party within seven (7) calendar days after its occurrence. In such cases, the obligations of the Party giving the notice shall be suspended during the continuance of any inability so caused, and the term of the Contract shall be extended to coincide with the duration of the condition of Force Majeure. Both Parties shall do all within their power to remove such cause.

XVIII.   TEXT
         ----

18.1 This Contract is written in the Spanish and English languages. In the event of a controversy between the two texts, the Spanish text shall prevail.

XIX.     EFFECTIVENESS
         -------------

19.1          This  Contract  shall  come  into  effect  on  the Effective Date.

19.2 This Contract shall not be annulled, amended or modified in any respect, except by the mutual consent in writing of the Parties or their successors hereto. Nevertheless, the MINISTRY when requested by CONTRACTOR, once all works described in Section 4.3(i)(ii) are completed, shall approve within sixty (60) calendar days from said request an amendment authorizing CONTRACTOR to transfer the minimum drilling obligation described in Section 4.3 from this Block to Block "G" including all the obligations and rights associated with said drilling. CONTRACTOR shall be entitled to recover the costs associated with drilling on the Block where the well is drilled. Any amendments or modifications agreed to in writing by the Parties shall not require approval by the Supreme Court of Justice of the Republic of Equatorial Guinea or ratification by the President of the Republic of Equatorial Guinea.

    IN WITNESS WHEREOF, the Parties hereto have executed this Contract, in triplicate and in the Spanish language, as of the day and year first above written.

                                           THE  REPUBLIC  OF  EQUATORIAL  GUINEA
                                           REPRESENTED  BY  THE  MINISTRY  OF
                                           MINES  AND  ENERGY  OF THE REPUBLIC
                                           OF  EQUATORIAL  GUINEA



                                           By: ________________________________
                                               Minister  of  Mines  and  Energy


                                           TRITON  EQUATORIAL  GUINEA,  INC.



                                           By: ________________________________
                                               Thomas  G.  Finck,  President





                                    ANNEX "B"

                          DESCRIPTION OF CONTRACT AREA

                                     BLOCK F




               CORNER POINTS     LATITUDE NORTH     LONGITUDE EAST

                      A             1 41' 05"         9 37' 34"

                      B             1 41' 07"         9 25' 37"

                      C             1 40' 15"         9 25' 37"

                      D             1 40' 15"         9 17' 41"

                      E             1 34' 38"         9 17' 41"

                      F             1 34' 34"         9 01' 56"

                      G             2 00' 00"         9 13' 39"

                      H             2 00' 00"         9 47' 41"

From corner point H the Block is defined by the coast in low tide until the intersection with corner point A at latitude North 1 41' 05" and 9 37' 34" longitude East


                                    ANNEX "C"

                              ACCOUNTING PROCEDURE

     Attached  to  and  made an integral part of the Production Sharing Contract
(the "Contract") for Block F between the REPUBLIC OF EQUATORIAL GUINEA, represented for purposes of this Contract by the Ministry of Mines and Energy, and TRITON EQUATORIAL GUINEA, INC., CONTRACTOR, dated the 26th day of March, 1997.

                                    Article I
                               General Provisions

1.     Purpose.  The  accounting  procedure  herein provided and attached to the
       -------
Contract is to be followed and observed in the performance of either Party's obligations under the Contract.

2.     Accounts  and Statements.  CONTRACTOR's accounting records and books will
       ------------------------
be kept in accordance with generally accepted and recognized accounting systems, consistent with modern petroleum industry practices and procedures. Books and reports will be maintained and prepared in accordance with methods established by the MINISTRY. The chart of accounts and related account definitions will be prescribed by the MINISTRY. Reports will be organized for the use of the MINISTRY in carrying out its management responsibilities under the Contract.

                                   Article II
                        Petroleum Operations Expenditures

     1.     Definition  for Purposes of the Recovery of Costs and Calculation of
            --------------------------------------------------------------------
the  Income  Taxes.  For  any  year when commercial production occurs, Petroleum
------------------
Operations Expenditures shall consist of a) current year's non-capital costs, b) current year's capital costs, and c) current year allowed recovery of prior year's unrecovered Petroleum Operations Expenditures.

     2.     Non-Capital  Expenditures.  Non-capital  expenditures  means  those
            -------------------------
Petroleum Operations Expenditures, whether related to Crude Oil or Natural Gas. or relating to current year's operations. Moreover, non-capital expenditures shall also include the sums agreed and designated by the MINISTRY and CONTRACTOR for the abandonment of the Petroleum Operations. In addition to costs relating only to current operations, U.S. $93,000 spent by CONTRACTOR for data acquired prior to the Effective Date shall be classified as non-capital expenditures authorized in writing by the MINISTRY, and the costs of surveys and the intangible costs of drilling exploratory and development wells, as described in paragraph (c), (d) and (e) below, will be classified as non-capital costs. Non-capital expenditures include, but are not limited to the following:

(a) Labor, materials and services used in day to day crude oil well operations, crude oil field production facilities operations, secondary recovery operations, natural gas well storage, handling, transportation, and delivery operations, natural gas field production facilities operations, natural gas transportation and delivery operations, natural gas processing auxiliaries and utilities, cleaning up pollution or related damages as set forth in Section 4.8 of this Contract, and other operating activities, including maintenance, all of which comprise Petroleum Operations.

(b) Office, services and general administration - General services including overhead allocation, insurance premiums, technical and related services, material services, transportation, rental of heavy engineering equipment, site rentals and other rentals of services and property, personnel expenses, public relations, and other expenses abroad.

(c) Development and production drilling - Labor, materials and services used in drilling wells with the object of penetrating a proven reservoir, including the drilling of delineation wells as well as redrilling, deepening or recompleting wells, and access roads, if any, leading directly to wells.

(d) Exploratory drilling - Labor, materials and services used in the drilling of wells with the object of finding unproven reservoirs of crude oil and natural gas, and access roads, if any, leading directly to wells.

(e) Surveys - Labor, materials and services used in aerial, geological, topographical, geophysical and seismic surveys, and core hole drilling.

(f) Other exploration expenditures - Auxiliary or temporary facilities having useful lives of one year or less used in exploration and purchased geological and geophysical information.

(f) The bonus payments payable in accordance with Section 9.3 of the Contract. All payments made in accordance with Section 9 of the Contract shall be deductible for purposes of calculation of Income Tax.

(h) Interest on loans shall be considered non-capital expenditures for tax purposes; however, three percent (3%) shall be cost recoverable in accordance with Article III.3 of this Annex "C".

3.     Capital  Expenditures.  Capital  expenditures means expenditures made for
       ---------------------
items that normally have a useful life beyond the year incurred. Capital expenditures include, but are not limited to, the following:

(a) Construction utilities and auxiliaries - Work shops, power and water facilities, warehouses, and field roads other than the access roads mentioned in paragraphs 2(c) and 2(d) above. Cost of oil jetties and anchorages, treating plants and equipment, secondary recovery systems, gas plant and steam systems.

(b) Construction housing and welfare - Housing, recreational facilities and other tangible property incidental to construction.

(c) Production facilities - Offshore platforms (including the costs of labor, fuel, hauling, and supplies for both the offsite fabrication and onsite installation of platforms, and other construction costs in erecting platforms and installing submarine pipelines), wellhead equipment, subsurface lifting equipment, production tubing, sucker rods, surface pumps, flow lines, gathering equipment, delivery lines and storage facilities.

(d) Movables - Surface and subsurface drilling and production tools, equipment and instruments, barges, floating craft, automotive equipment, aircraft, construction equipment, furniture and office equipment and miscellaneous equipment.

                                   Article III
               Accounting Methods To Be Used to Calculate Recovery
              of Petroleum Operations Expenditures and Income Taxes

     As indicated below, the following accounting methods shall be used to calculate the recovery of Petroleum Operations Expenditures and Income Taxes.

1.     Depreciation.   Depreciation  will  be  calculated from the year in which
       ------------
the asset is placed into service, with a full year's depreciation allowed the initial year. Depreciation of Capital Costs, for purposes of Income Tax calculation and cost recovery, will be calculated over a period of four (4) years using the straight line method.

     The lives to be used for items for which Capital Expenditures are incurred shall be four (4) years. The undepreciated balance of assets taken out of service will not be charged to Petroleum Operations Expenditures but will continue to depreciate based upon the lives described above, except where such assets have been subjected to unanticipated destruction, for example, by fire or accident.

     2.     Overhead Allocation.  General and administrative expenditures, other
            -------------------
than direct charges, allocable to this operation should be determined by a detailed study, and the method determined by such study shall be applied each year consistently. The method selected must be approved by the MINISTRY. Either the MINISTRY or CONTRACTOR may request by notification of the other Party that the method selected be changed; provided, however that only one change to the method be allowed in any given Calendar Year.

     3.     Interest  Recovery.  Interest  on  loans  obtained  by  a Party from
            ------------------
Affiliated Companies, or parent companies, or from third parties non-affiliated may not be recoverable as Petroleum Operations Expenditures, except for the three percent (3%) interest, but the interest may be deductible from income for the purposes of calculating CONTRACTOR's Income Tax. The interest on said loans cannot be over the prevalent commercial rates for Petroleum Operations investments. Details of any sums to be financed shall be included in each year's Budget of Petroleum Operations Expenditures for the review of the MINISTRY. Notwithstanding anything to the contrary contained herein or in any law regulation rule order or decree of the STATE, non-resident lenders shall not be subject to withholding tax or other income tax.

     4.     Natural  Gas  Costs.  Petroleum  Operations  Expenditures  directly
            -------------------
associated with the production of Natural Gas will be directly chargeable against Natural Gas revenues in the manner agreed by the Parties. Petroleum Operations Expenditures incurred for production of both Natural Gas and Crude Oil will be allocated to Natural Gas and Crude Oil as agreed by both Parties.

     5.     Inventory Accounting.   The costs of non-capital items purchased for
            --------------------
inventory will be recoverable in the year the items have been landed in the Republic of Equatorial Guinea. The CONTRACTOR shall present two types of inventories, one for non-capital assets or articles and another for capital assets or articles.

     6.     Insurance  and  Claims.   Petroleum  Operations  Expenditures  shall
            ----------------------
include premiums paid for insurance normally required to be carried for the operations relating to CONTRACTOR's obligations conducted under the Contract and shall also include expenditures incurred and paid by CONTRACTOR in settlement of any and all losses, claims, damages, judgments, and other expenses, including monies relating to CONTRACTOR's obligations under the Contract. Any sums CONTRACTOR receives for settlements from insurance carried for the benefit of the Petroleum Operations shall be deducted from Petroleum Operations Expenditures for the year any such settlement is received.



                                    ANNEX "D"
                    LETTER OF PERFORMANCE GUARANTY BY PARENT
             FOR CONTRACT AREA F, THE REPUBLIC OF EQUATORIAL GUINEA


     WHEREAS, Triton Energy Limited, a company validly existing under the laws of the Cayman Islands ("Parent"), with its principal place of business c/o Caledonian House, Mary Street, Post Office Box 1043, Georgetown, Grand Cayman, Cayman Islands; and

     WHEREAS, Triton Equatorial Guinea, Inc., a company validly constituted under the laws of the Cayman Islands ("Company"), is a wholly owned subsidiary of the Parent; and

     WHEREAS, Company has contemporaneously herewith entered into that certain Production Sharing Contract (the "Contract") with the Republic of Equatorial Guinea (the "STATE") for Contract Area F; and

     WHEREAS, Company holds the participating interest as specified in the Contract; and

     WHEREAS, the STATE desires that the performance by Company under the Contract be guaranteed; and

     WHEREAS, the Parent accepts that it fully understands and assumes the legal contractual undertakings of the Company under the Contract; and

     NOW  THEREFORE,  it  is  hereby  agreed  and  stipulated  as  follows:

1. Parent shall be bound as Guarantor by virtue of this Letter of Performance Guaranty by Parent (this "Guaranty") to the STATE for the fulfillment of the obligations assumed by the Company in accordance with Section 4.3(a) of the Contract.

     2. In accordance with Section 4.5 of the Contract, the amount of any guaranty by Parent hereunder in the then Contract Year phase shall be discharged of the minimum expenditure obligation for such Contract Year phase when the minimum expenditure obligation for such phase has been satisfied. If at the end, the Exploration Expenditures incurred by Company during the two (2) first years of the Contract is less than the minimum expenditure obligation described in
Section 4.5 of the Contract, then Parent agrees it shall pay to the STATE on first demand without proof or conditions the balance of the amounts not incurred. The STATE's first demand shall be given within thirty (30) calendar days from the end of the related initial exploration period. Failure by the STATE to make a timely demand as provided above shall discharge Parent from its liabilities under this Guaranty. Demand shall be made by an original written or faxed statement from the Ministry of Energy and Mines of the Republic of Equatorial Guinea ("Ministry") certifying that "Triton Equatorial Guinea, Inc. did not comply with the work program in the Contract covering Block F." The
Ministry shall state specifically how Triton failed to comply with such work commitment. The Minister shall deliver the demand to the Parent at 6688 N. Central Expressway, Dallas, Texas, 75206 U,S.A.; or fax number 1-214-691-0198.

3. This Guaranty shall be governed by and construed in accordance with the laws of Equatorial Guinea.

     4. This Guaranty shall expire at the earlier of two (2) years and thirty (30) consecutive days from the Effective Date of the Contract or the date when Company and/or its permitted assignee has been recognized by the Ministry of Mines and Energy of the Republic of Equatorial Guinea to have fulfilled its minimum expenditure obligations for the initial exploration period pursuant to the Contract.

     5. Said act to be effective in the Republic of Equatorial Guinea shall be previously elevated to a public deed by a notary or other competent authority named by the Principal, and said public deed shall comply with all legal requisites. The costs incurred for said process shall be the responsibility of the Company, and shall not be recoverable.

     IN WITNESS WHEREOF, Parent and Company have signed this Guaranty on ______ day of _______, 1997.

                                              PARENT:
                                              TRITON  ENERGY  LIMITED



                                              By:_________________________
                                                 Name:____________________
                                                 Title:___________________


                                              COMPANY
                                              TRITON  EQUATORIAL  GUINEA,  INC.




                                              By:_________________________
                                                 Name:____________________
                                                 Title:___________________




STATE  OF  TEXAS

COUNTY  OF  DALLAS


     BEFORE ME, the undersigned Notary Public in and for the State of Texas, on this day personally appeared _________________________, ____________________ of
TRITON ENERGY LIMITED, and acknowledged to me that he executed the foregoing instrument for the purposes and consideration therein expressed, as the act and deed of TRITON ENERGY LIMITED, and that he has the capacity to make such authorization.

     WITNESS  MY  HAND  AND SEAL OF OFFICE this ____ day of ____________, 19___.


                                     ___________________________________________
                                     Notary Public in and for the State of Texas

                                     ___________________________________________
                                     Printed  Name

My  Commission  Expires:    _______________




STATE  OF  TEXAS

COUNTY  OF  DALLAS


     BEFORE ME, the undersigned Notary Public in and for the State of Texas, on this day personally appeared _________________________, ____________________ of
TRITON EQUATORIAL GUINEA, INC., and acknowledged to me that he executed the foregoing instrument for the purposes and consideration therein expressed, as the act and deed of TRITON EQUATORIAL GUINEA, Inc., and that he has the capacity to make such authorization.

     WITNESS  MY  HAND  AND SEAL OF OFFICE this ____ day of ____________, 19___.


                                     ___________________________________________
                                     Notary Public in and for the State of Texas

                                     ___________________________________________
                                     Printed  Name

My  Commission  Expires:    _______________